Exhibit (a)(12)

               AIR PRODUCTS AND CHEMICALS, INC., AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                                                                          Nine
                                                                         Months
                                                                         Ended
                                         Year Ended 30 September        30 June
                                  ------------------------------------  -------
                                    1993   1994   1995   1996    1997    1998
                                  ------- ------ ------ ------  ------  -------
                                               (Millions of dollars)
EARNINGS:

Income before extraordinary
  item and the cumulative
  effect of accounting changes:  $200.9  $233.5  $368.2  $416.4  $429.3  $419.1

Add (deduct):
  Provision for income taxes      103.0    95.2   186.2   195.5   203.4   219.8

 Fixed charges, excluding
  capitalized interest            127.3   127.1   148.8   184.0   233.0   152.9

 Capitalized interest
  amortized during the period       7.7     8.0     9.1     9.4     8.3     5.0

 Undistributed earnings of
  less-than-fifty-percent-
  owned affiliates                 (8.1)   (2.8)  (25.4)  (40.6)  (31.1)  (15.7)
                                 ------- -------  ------  ------ ------- ------
  Earnings, as adjusted          $430.8  $461.0  $686.9  $764.7  $842.9  $781.1
                                 ======= ======= ======= ======= ======= ======

FIXED CHARGES:

Interest on indebtedness,
 including capital lease
 obligations                     $118.2  $118.6  $139.4  $171.7  $217.8  $141.2

Capitalized interest                6.3     9.7    18.5    20.0    20.9    12.7

Amortization of debt
 discount premium and                .7      .8      .2     1.5     1.8     1.4
 expense

Portion of rents under
 operating leases
 representative of the
 interest factor                    8.0     8.1     9.2    10.8    13.4    10.3
                                 ------- -------  ------  ------ ------- ------

 Fixed charges                   $133.6  $136.8  $167.3  $204.0  $253.9  $165.6
                                 ======= ======= ======= ======= ======= ======

RATIO OF EARNINGS TO
 FIXED CHARGES:                     3.2     3.4     4.1     3.7     3.3     4.7
                                 ======= ======= ======= ======= ======= ======